UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
_______________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 4, 2026
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Patterson-UTI Energy, Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	1-39270	75-2504748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10713 W. Sam Houston Pkwy N, Suite 800 Houston, Texas		77064
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: 281-765-7100
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value	PTEN	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”) was originally approved by the stockholders of Patterson-UTI Energy, Inc. (the “Company”) on June 3, 2021. On April 1, 2026, subject to the approval of the stockholders of the Company, the Board of Directors of the Company approved an amendment to the 2021 Plan to increase the number of shares available for issuance under the 2021 Plan by 28.9 million shares (the “Amendment” and the 2021 Plan, as previously amended and further amended by the Amendment, the “Plan”).
As reported below, at the Annual Meeting of Stockholders of the Company on June 4, 2026, the Company’s stockholders approved the Amendment. A description of the material terms and conditions of the Plan appears under “Proposal No. 3 – Approval of Amendment to 2021 Long-Term Incentive Plan” on pages 20-28 of the Company’s definitive proxy statement for the 2026 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 13, 2026, which description is incorporated herein by reference.
The foregoing description of the Plan is qualified in its entirety by reference to the text of the Plan, which is included as Exhibit 10.1 hereto.
Item 5.07 Submission of Matters to a Vote of Security Holders.
The Annual Meeting of Stockholders of the Company was held on June 4, 2026. Of the 379,615,632 shares of the Company’s Common Stock outstanding and entitled to vote at the meeting, 345,360,405 were present either in person or by proxy.
The following describes the matters considered by the Company’s stockholders at the Annual Meeting, as well as the votes cast at the meeting:
1.To elect ten directors to the Company’s Board of Directors to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified.

Nominee	Votes For	Votes Withheld	Broker Non-votes
Tiffany (TJ) Thom Cepak	321,692,942	5,598,363	18,069,100
Robert W. Drummond	326,258,075	1,033,230	18,069,100
Gary M. Halverson	325,202,921	2,088,384	18,069,100
William A. Hendricks, Jr.	325,095,021	2,196,284	18,069,100
Curtis W. Huff	319,918,314	7,372,991	18,069,100
Cesar Jaime	326,877,131	414,174	18,069,100
Janeen S. Judah	325,601,541	1,689,764	18,069,100
Amy H. Nelson	326,901,277	390,028	18,069,100
Julie J. Robertson	317,669,255	9,622,050	18,069,100
James C. Stewart	325,524,244	1,767,061	18,069,100
2.To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Votes For	Votes Against	Abstentions	Broker Non-votes
334,874,711	10,307,536	178,158	0
3.To approve an amendment to the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan.

Votes For	Votes Against	Abstentions	Broker Non-votes
319,700,114	7,391,767	199,424	18,069,100
4.To cast a vote to approve, on an advisory basis, the Company’s compensation of its named executive officers as set forth in the proxy statement for the Annual Meeting.

Votes For	Votes Against	Abstentions	Broker Non-votes
311,543,039	15,554,952	193,314	18,069,100
Item 8.01 Other Events.

On June 4, 2026, the Company completed its previously announced redemption of all the approximately $482.5 million aggregate principal amount of its outstanding 3.95% Senior Notes due 2028 (the “2028 Notes”). The 2028 Notes were redeemed at a redemption price of 100.00% of the principal amount of the 2028 Notes outstanding, plus accrued and unpaid interest to the redemption date. The redemption of the 2028 Notes was funded using a portion of the net proceeds from the Company’s previously announced offering of $500 million aggregate principal amount of its 6.050% Senior Notes due 2036 that closed on May 19, 2026.
Item 9.01 Financial Statements and Exhibits.
d) Exhibits:

Exhibit No.	Description
10.1*	Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan (as amended through June 4, 2026).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patterson-UTI Energy, Inc.

June 4, 2026	By:	/s/ Seth D. Wexler
Name: Seth D. Wexler
Title: Executive Vice President, General Counsel and Secretary